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                                  EXHIBIT 4

                       VALUJET 1994 EMPLOYEE STOCK TRUST



         THIS TRUST AGREEMENT, to be known as the VALUJET 1994 EMPLOYEE STOCK TRUST, is made and entered into this 28th day of June, 1994, between VALUJET AIRLINES, INC., a Nevada corporation (the "Company") as the Grantor, and STEPHEN
C. NEVIN, as Trustee.

         The Company has this day transferred to the Trustee Nine Thousand Nine Hundred Ten (9,910) shares of the Company's Common Stock, $.01 par value per share (which 9,910 shares of stock, along with any other stock in the Company purchased by the Trustee or received by the Trustee as the result of any stock dividend, stock split or other capital change in the Company, is hereinafter referred to as the "Stock") as the initial corpus of the VALUJET 1994 EMPLOYEE STOCK TRUST. The Stock and any other property that may be received by the Trustee hereunder shall be held and disposed of upon the following terms and conditions.


                                   ARTICLE I

         A. This Trust is and shall be irrevocable and the Company shall have no right, title or interest in or power, privilege or incident of ownership in regard to any property held under this Trust Agreement, whether income or corpus, and shall have no right to alter, amend, revoke or terminate this Trust Agreement or any provision hereof.

         B. This Trust shall be for the benefit of those employees and temporary employees of the Company listed on Exhibit "A" attached hereto and hereby made a part hereof who remain in the continuous employ of the Company until the date (the "Termination Date") which is the earlier of June 28, 1997 or
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the date all of the Stock is transferred or sold in connection with the acquisition of the Company by, or the merger of the Company into, another entity. Such persons who are listed on Exhibit "A" and who remain in the Company's employ on the Termination Date are hereinafter referred to as the "Beneficiaries." No person who is not employed by the Company on the Termination Date shall be a Beneficiary hereunder, regardless of whether the Beneficiary's employment with the Company terminates by reason of death, disability or other involuntary or voluntary action or event.



                                   ARTICLE II

         A. Until the Termination Date, the Trust property shall be held as follows:
          1. The Trustee shall vote the Stock in his sole and absolute discretion.

          2. All cash received by the Trustee from cash dividends payable with respect to the Stock shall be applied to the purchase of additional Common Stock of the Company, which Common Stock purchased shall thereafter become part of the "Stock" hereunder. Until additional stock is purchased, the Trustee shall be authorized to maintain such cash in interest bearing or non-interest bearing accounts with any financial institutions selected by the Trustee, in his sole and absolute discretion.

          3. The Trustee shall not sell or otherwise transfer the Stock or any portion thereof unless such sale or transfer is in connection with the acquisition of the Company by, or the merger of the Company into, another entity.

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         B.   Within a reasonable time after the Termination Date, the Trustee shall distribute and dispose of the Trust property as follows:

          1. Any Stock shall be divided equally among and distributed to the Beneficiaries; provided, however, that no fractional shares shall be issued. The Company shall cause a stock certificate representing the appropriate number of shares to be issued to each Beneficiary. Such stock certificates shall contain such restrictive legends as the Company or its counsel may deem appropriate to reflect that the stock has not been registered with the Securities and Exchange Commission.

          2. As soon as practicable after the Termination Date, the Company shall purchase from the Trust the aggregate number of shares of Stock not distributed to the Beneficiaries as a result of no fractional shares being issued. The purchase price for such stock shall be the closing price for such stock as reported in The Wall Street Journal on the last business day preceding
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the Termination Date.  The net proceeds of such sale shall be divided equally among and distributed to the Beneficiaries.


          3. The proceeds of the sale or transfer of all of the Stock in connection with the acquisition of the Company by, or the merger of the Company into, another entity shall, as soon as practicable after the Termination Date, be divided equally among and distributed to the Beneficiaries.

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                                   ARTICLE III

         A. The Trustee may interpret this Trust and make such determinations and take such other action as he deems necessary or desirable for the administration of this Trust. Without limiting the generality of the foregoing, the Trustee, in his discretion, may treat all or any part of any period during which a person is on military duty or on an approved leave of absence from the Company as a period of employment of such person by the Company for purposes of determining his rights under this Trust. Any interpretation, determination or other action made or taken by the Trustee shall be final, binding and conclusive.

         B. A person who is or may qualify as a Beneficiary hereunder shall not have any rights as a stockholder with respect to any Stock owned by this Trust until the issuance of a stock certificate for such shares. No adjustment shall be made on the issuance of a stock certificate to a Beneficiary as to any dividends or other rights for which the record date occurred prior to the date of issuance of such certificate.

         C. The interest of any beneficiary in the income or corpus of this Trust shall not be subject to assignment, alienation, pledge, attachment or claims of creditors and may not otherwise be voluntarily or involuntarily alienated or encumbered by such beneficiary.

         D. Use of pronouns in any form wherever they appear in this Trust Agreement shall be read as either masculine, feminine or neuter, and either singular or plural, whenever the context and facts permit that construction.

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         E.   If any provision of this Trust Agreement shall be unenforceable, the remaining provisions shall nevertheless be carried into effect.


                                   ARTICLE IV

         A. If STEPHEN C. NEVIN shall at any time fail, cease or otherwise be unable or unwilling to serve as Trustee hereunder, then MICHAEL D. ACKS shall serve in his place and stead as the Trustee hereunder. If MICHAEL D. ACKS or any successor Trustee shall fail, cease or otherwise be unable or unwilling to serve as the Trustee hereunder, then the Company shall have the right, exercisable by written instrument, to appoint any one or more persons to serve as successor Trustee hereunder.

         B. All expenses incurred in the administration of this Trust including any Trustee compensation, shall be paid by the Company and no such amount shall be charged against the assets of this Trust.

         C. Any Trustee may renounce the appointment by giving written notice or may resign by giving thirty (30) days' prior written notice to the Company.

         D. No successor Trustee shall be liable or responsible in any way for any acts or defaults of any predecessor Trustee, or for any loss or expense caused by anything done or neglected to be done by any predecessor Trustee, but

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such successor Trustee shall be liable for his own acts and defaults with respect to the property actually received by him as Trustee.

         E. Any successor Trustee qualified and acting hereunder shall have all the title, privileges, powers, exemptions and duties of the original Trustee.

         F. No successor Trustee shall be required to inquire into or audit the acts or doings of any predecessor Trustee or to make any claim against any such predecessor Trustee or his estate.

         G. The Trustee shall keep records for this Trust, showing all disbursements, charges for commissions, receipts of income and corpus, and all investments and changes of investments. These records shall be open for inspection at all reasonable times to the Company or its agents.

         H. Any power and right granted to the Trustee may be exercised by the Trustee without posting any bond, without obtaining any order from or the approval of any court, without any notice to or consent of anyone, and the Trustee shall not be required to make any inventory, appraisement, return or report to any court at any time or for any purpose.

         I. Any reference in this Trust Agreement to the word "Trustee" shall also include any successor Trustee and shall be read as either masculine, feminine or neuter whenever the context and facts permit such construction.

         J. The Company agrees to indemnify, defend and hold the Trustee harmless from and against any and all loss, damage, tax, liability and expense, including attorneys fees, that may be incurred by the Trustee arising out of or

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in connection with his serving as Trustee hereunder, except as caused by the
Trustee's gross negligence or willful misconduct, including the legal costs and expenses of defending the Trustee against any claim or liability in connection with his performance hereunder, and the legal costs and expenses of any action instituted by him to resolve any dispute as to the property held in this Trust.


                                   ARTICLE V

         The Trustee and his successors in office shall have all privileges, powers, exemptions and duties conferred by statute or case law in the State of Georgia, which are incorporated by reference herein and which may be exercised without order of any court. Such powers specifically include the power:

          1. To hold any moneys in cash or to deposit the same in any bank organized under the laws of any state or of this or any foreign country, regardless of whether such moneys may earn interest, for such periods of time as the Trustee alone may deem advisable.

          2. To vote stock by himself by proxy, to deposit securities with and transfer title to committees representing security holders and to participate in voting trusts, reorganizations and other transactions involving the common interest of security holders; to enter into any plan or agreement for the sale, merger, consolidation, liquidation, recapitalization or other disposition of any trust property subject to this Trust Agreement or of any corporation issuing securities held as part of any Trust created hereunder and to accept in such transactions any cash, securities or property that the Trustee deems proper.

          3. To select an annual accounting period for this Trust; to pay taxes, assessments and other expenses incurred in the collection, care, administration and protection of the Trust created hereunder; to have the sole and absolute discretion to exercise any rights of election available under or in respect to any tax law.

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          4.       To exercise all power and authority after the termination of the Trust created hereunder until the same is fully distributed.



         IN WITNESS WHEREOF, the Company and the Trustee have caused this instrument to be executed the day and year first above written.



                                 VALUJET AIRLINES, INC.



                                 By: /s/ Robert L. Priddy
                                    _______________________________

                                 Title: Chairman of the Board
                                       ____________________________


                                    /s/ Stephen C. Nevin
                                 ______________________________(SEAL)
                                 STEPHEN C. NEVIN, Trustee

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